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                                    EXHIBIT 4


                       [Sirius Satellite Radio Letterhead]





                                                              December 23, 1999

Apollo Investment Fund IV, L.P.
Apollo Overseas Partners IV, L.P.
c/o Apollo Management, L.P.
1301 Avenue of the Americas, 38th Floor
New York, New York  10019
Attention: Marc Rowan

Blackstone Capital Partners III Merchant
  Banking Fund L.P.
345 Park Avenue, 31st Floor
New York, New York  10154
Attention:  Chinh Chu

Dear Ladies and Gentlemen:

         Sirius Satellite Radio Inc. (the "Company") expects to enter into a Stock Purchase Agreement in the form attached hereto as Exhibit A (the "Stock Purchase Agreement") with Blackstone Capital Partners III Merchant Banking Fund L.P. (together with its successors and permitted assigns, the "Purchasers") pursuant to which the Purchasers will agree to purchase from the Company 2,000,000 shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock, par value $0.001 per share (the "Series D Preferred Stock"), of the Company having the terms contained in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights attached as Exhibit B to this letter (the "Series D Certificate of Designations"). Apollo Investment Fund IV, L.P. ("AIF IV") and Apollo Overseas Partners IV, L.P. ("AOP IV", and together with AIF IV, the "Apollo Investors") are the sole holders of the Company's 9.2% Series A Junior Cumulative Preferred Stock ("Series A Preferred Stock") and the Company's 9.2% Series B Junior Cumulative Preferred Stock (the "Series B Preferred Stock").

         This letter sets forth the agreement among the Company, the Apollo Investors and the Purchasers regarding certain matters in connection with the sale and issuance of the Series D Preferred Stock.

         1. The Apollo Investors hereby irrevocably consent to the authorization, creation and issuance by the Company, pursuant to the Stock Purchase Agreement, of (i) Series D Preferred Stock having an initial aggregate stated value of


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                  $200,000,000 and having the terms set forth in the Series D
                  Certificate of Designations and (ii) any Dividend Shares (as defined in the Stock Purchase Agreement) having the terms set forth in the Series D Certificate of Designations. The Company acknowledges that the Series D Preferred Stock and Dividend Shares consented to by this letter shall count towards the $200 million Parity Stock "basket" provided for in Section 8(b)(iii) of the Series A Preferred Stock Certificate and the Series B Preferred Stock Certificate (as defined below); provided that the consent of the holders of the Series A Preferred Stock and Series B Preferred Stock shall not be required for the issuance of any Dividend Shares.

         2. The Company hereby agrees that it will not exercise its rights contained in Section 4(a)(1) of the respective Certificates of Designations, Preferences and Relative, Participating, Optional and Other Special Rights relating to the Series A Preferred Stock and the Series B Preferred Stock (respectively, the "Series A Preferred Stock Certificate" and the "Series B Preferred Stock Certificate") to redeem any Series A Preferred Stock (provided the Apollo Investors continue to own any shares of Series A Preferred Stock) or Series B Preferred Stock (provided the Apollo Investors continue to own any shares of Series B Preferred Stock) prior to the date the Series D Preferred Stock is redeemable pursuant to Section 4(a)(1) of the Series D Certificate of Designations.

         3. The Apollo Investors agree that, notwithstanding Section 9.1(d) of the Stock Purchase Agreement dated November 13, 1998 (as amended, the "Apollo Agreement"), after December 23, 2001 the Holders (as defined in the Stock Purchase Agreement) shall have "piggyback" rights pursuant to Section 9.2 of the Stock Purchase Agreement with respect to any registration statement filed by the Company as a result of a demand by the Apollo Investors pursuant to Section 9.1 of the Apollo Agreement (an "Apollo Demand Registration"). Prior to December 23, 2001, the Holders (as defined in the Stock Purchase Agreement) shall also have "piggyback" rights pursuant to Section 9.2 of the Stock Purchase Agreement; provided, however, that, with respect to any registration of shares by the Company on behalf of itself or any shareholder pursuant to any "demand" registration rights existing as of the date hereof, if the lead underwriter reasonably determines in good faith that marketing or other factors, including impact on price, require any reduction of or limitation on the number of shares to be included in such offering, all shares relating to the Series D Preferred Stock shall be excluded from the offering and/or sale before any Protected Shares are reduced or excluded from the offering or sale, and any shares other than the Protected Shares shall be offered and sold on a pro-rata basis based on the number of such other shares offered for sale by the holders of such other shares. "Protected Shares" means all Registrable Securities (as defined in the Apollo Agreement), the anticipated proceeds of


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                  which (in the relevant offering) when added to the aggregate proceeds of all previous sales (in one or more transactions), other than sales to any affiliates of the Apollo Investors, of common stock of the Company, is less than or equal to $100,000,000.

         4. Subject to any limitation or restriction of rights contained in paragraph 3, each of the Purchasers and the Apollo Investors agree that in the event the Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock has "piggyback" rights (including pursuant to Section 9.2 of the Apollo Agreement or Section 9.2 of the Stock Purchase Agreement) with respect to a registered public offering in which the lead underwriter advises the Company that marketing factors require a limitation on the number of shares that can be underwritten, the reduction in the shares to be offered pursuant to such offering shall be reduced among the Holders (as defined in the Apollo Agreement) and the Holders (as defined in the Stock Purchase Agreement) on a pro rata basis based upon the amount of shares that each respective group of holders had requested that the Company include in such offering. Subject to any limitations or restrictions of rights contained in paragraph 3, the foregoing sentence shall apply regardless of whether the relevant registration was initiated or demanded by any of the Holders (as defined in the Apollo Agreement) or the Holders (as defined in the Stock Purchase Agreement).

         5. Anything in the Stock Purchase Agreement or the Apollo Agreement to the contrary notwithstanding, each of the Company, the Purchasers and the Apollo Investors hereby agrees that it will not amend (or vote any securities of the Company in favor of amending) Sections 3(a)(3), 4(a)(1) or 9(a) of the Series D Certificate of Designations unless such amendment is approved by a majority of the outstanding Series A Preferred Stock (provided the Apollo Investors continue to own any shares of Series A Preferred Stock) and Series B Preferred Stock (provided the Apollo Investors continue to own any shares of Series B Preferred Stock), acting as a single class.

         The agreements contained in paragraph 4 and paragraph 5 of this letter shall be enforceable by and are intended to benefit the Holders (as defined in the Apollo Agreement) and the Holders (as defined in the Stock Purchase Agreement) and shall be enforceable by them against the parties hereto.

         This letter and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of New York. This letter may be


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executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

                                     Very truly yours,


                                     SIRIUS SATELLITE RADIO INC.


                                     By:  /s/ Patrick L. Donnelly
                                        ----------------------------------------
                                          Patrick L. Donnelly
                                          Senior Vice President and General
                                          Counsel


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Accepted and agreed to as of
the date first above written:


APOLLO INVESTMENT FUND IV, L.P.

By:      Apollo Advisors, IV, L.P., its
         general partner

         By: Apollo Capital Management IV, Inc.,
         its general partner


                  By: /s/ Andrew Africk
                     -----------------------------------
                      Name: Andrew Africk
                      Title: Vice President


APOLLO OVERSEAS PARTNERS IV, L.P.

By:      Apollo Advisors, IV, L.P., its
         general partner

         By: Apollo Capital Management IV, Inc.,
         its general partner


                  By: /s/ Andrew Africk
                     -----------------------------------
                      Name: Andrew Africk
                      Title: Vice President


BLACKSTONE CAPITAL PARTNERS III
   MERCHANT BANKING FUND L.P.

By:      Blackstone Management Associates III, L.L.C.,
         its General Partner


         By:   /s/ Chinh Chu
            -----------------------------------
             Name: Chinh Chu
             Title: Member